AMENDMENT No. 1 TO EMPLOYMENT AGREEMENT
THIS AMENDMENT No. 1 TO EMPLOYMENT AGREEMENT (“Amendment No. 1”), is entered into as of February 26, 2015, by and between Third Point Reinsurance Ltd., a Bermuda company (the “Company”), and Manoj K. Gupta (the “Executive”).
WHEREAS, the Company and the Executive entered into a certain Employment Agreement dated as of March 27, 2012 and an Amendment No. 1 to Employment Agreement dated as of February 26, 2015 (the “Employment Agreement”); and
WHEREAS, in consideration of the mutual agreements set forth below and for other good and valuable consideration given by each party to this Amendment No. 1 to the other, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree to amend the Employment Agreement on the terms set forth below.
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.     Section 2(a) of the Employment Agreement shall be amended to read in its entirety as follows:
“2. Extent of Employment.
(a)Duties. During the Employment Term and from and after February 26, 2015, the Executive shall serve as the Company’s Head of Investor Relations and Business Development (reporting to the President and Chief Operating Officer of the Company), the Senior Vice President, Underwriting of Third Point Reinsurance Company Ltd. (reporting to the Executive Vice President, Underwriting of Third Point Reinsurance Company Ltd.) and the Lead Portfolio Manager of Third Point Reinsurance Investment Management Ltd. (reporting to the Board of Directors of Third Point Reinsurance Investment Management Ltd.) In his capacity as the Company’s Head of Investor Relations and Business Development, the Senior Vice President, Underwriting of Third Point Reinsurance Company Ltd. and the Lead Portfolio Manager of Third Point Reinsurance Investment Management Ltd., the Executive shall perform such duties, services, and responsibilities on behalf of the Company, Third Point Reinsurance Company Ltd. and Third Point Reinsurance Investment Management Ltd. consistent with such positions as may be reasonably assigned to the Executive from time to time by the persons identified above.”
2.     Section 3(f) (i), Perquisites, of the Employment Agreement shall be amended to read as follows:
“3 (f) Perquisites.
(i)    Housing. During the Employment Term and while the Executive’s principal place of employment is Bermuda, the Executive shall be entitled to a housing allowance in an amount equal to $6,500.00 per month. In addition, the costs of electricity and cable incurred by the Executive shall be paid directly or reimbursed (as applicable) by the Company. The Company shall reimburse the Executive for any income taxes incurred by the Executive as a result of any payment from the Company pursuant to this Section 3(f)(i) (including taxes imposed on the reimbursement payment itself). Any such reimbursement payments shall be made no later than twelve (12) months following the end of the fiscal year in which the related expense is incurred.”
1.    The parties hereto agree that except as specifically set forth in this Amendment No. 1, each and every provision of the Employment Agreement shall remain in full force and effect as set forth therein.
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IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.
THIRD POINT REINSURANCE LTD.
By:     /s/ John R. Berger
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Name: John R. Berger
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Title: Chairman and Chief Executive Officer
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By:     /s/ J. Robert Bredahl
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Name: J. Robert Bredahl
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Title: President and Chief Operating Officer
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EXECUTIVE

/s/ Manoj K. Gupta
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Manoj K. Gupta